RIGHT TO PURCHASE AGREEMENT

This Agreement dated as of November 6, 2013, is entered into by and among CHANTICLEER HOLDINGS, INC., a Delaware corporation, (the "Purchaser") and MADHOUSE WORLDWIDE INVESTMENTS, LLC, a Nevada limited liability corporation (the "Company").

Recitals

WHEREAS, the purpose of this Agreement is to provide the Purchaser with (i) the option to purchase up to twenty five percent (25%) of the 3rd Party Interests (hereinafter defined) being offered, if any, by the Company as provided herein in any future entities formed by the Company (the “Operator Entity”) that will operate nightclubs (the “Beacher’s Club”) which will operate under the tradename “Beacher’s Madhouse” (the “Brand”) that after the date hereof but prior to November 6, 2015 may be opened throughout the world (but excluding the Beacher’s Madhouse in The MGM Hotel in Las Vegas, Nevada) (the “Worldwide Ownership Interest”) and (ii) the exclusive option to purchase up to twenty-five (25%) percent of the 3rd Party Interests being offered, if any, by the Company as provided herein (the “Target Countries Ownership Interests”) in future Beacher’s Club that may open in South Africa, Australia, and/or the United Kingdom (the “Target Countries”) after the date hereof but prior to November 6, 2016 (as it refers to the ownership interest, the “Target Countries Ownership Interest,” or together with Worldwide Ownership Interest, are hereinafter referred to as the “Ownership Interest”).

WHEREAS, as used in this Agreement, the term "Shares" shall mean the ownership of 53,334 shares of the Purchaser’s common stock to be given to the Company’s assigns, Barry Honig in the amount of 33,334 shares, Hudson Bay Master Fund Ltd in the amount of 10,000 shares, and Ed Karr in the amount of 10,000 shares, in consideration of $1.00 and for arranging the rights awarded herein.

NOW, THEREFORE, for valuable consideration, it is agreed as follows:

1. Restrictions on Transfer.

1.1. Any sale, transfer, exchange or other disposition, whether voluntary or by operation of law ("Transfer"), of any of the rights given to the Purchaser herein shall be void and shall transfer no right, title, or interest in or to any of such interest to the purported transferee, without first obtaining the express written consent of the Company.

2. Offer of Sale; Notice of Proposed Sale.

If the Company desires to seek capital contributions (loans and/or landlord contributions and/or landlord work allowances or free rent provided to the Operator Entity shall not be considered capital contributions) to the Operator Entity from independent third party investors (the “Third Party Investors”) in order to develop and open a new Beacher’s Club during the Term of this Agreement, the Company shall first deliver written notice of its desire to do so (the "Investment Notice") to the Purchaser, in the manner prescribed in Section 6.4 of this Agreement. The Investment Notice must specify: (i) the total number of Ownership Interests to be sold to Third Party Investors (“3rd Party Interests”), (ii) the consideration for any 3rd Party Interests to be delivered to the Company and/or Operator Entity for the proposed transaction by the Third Party Investors, and (iii) all other material terms and conditions of the proposed transaction as determined by the Company.

3. Purchaser’s Option to Purchase.

3.1. The Purchaser shall have the first option to purchase up to 25% of the 3rd Party Interests being offered to Third Party Investors, according to the terms and conditions specified by the Company in the Investment Notice. The Purchaser must exercise such option, no later than fifteen (15) days after such Investment Notice is deemed to have been delivered to Purchaser by the Company. For example, if the Company intends to sell fifty (50%) percent of the ownership interests in the Operator Entity to Third Party Investors for $5,000,000.00 in order to open a new Beacher’s Club, the Purchaser shall have the option to purchase a twelve and one-half (12.5%) percent Ownership Interest in the Operator Entity for $1,250,000.00. As a further example, if the Company intends to sell fifteen (15%) percent of the ownership interests in the Operator Entity to Third Party Investors for $750,000.00 in order to open a new Beacher’s Club, the Purchaser shall have the option to purchase a 3.75% Ownership Interest in the Operator Entity for $187,500.00.

3.2. In the event the Purchaser does not exercise its option to purchase within such fifteen (15) day period, the Purchaser shall be deemed to have waived its option to purchase any of the 3rd Party Interests being offered for sale under that particular Investment Notice, but Purchaser’s rights under this Agreement shall not terminate for failure to exercise its option to purchase.

3.3. In the event the Purchaser duly exercises its option to purchase in accordance with the terms hereof, the closing of such purchase and the payment in full by Purchaser for the portion of the 3rd Party Interests being acquired by Purchaser shall take place at the offices of the Company, or other agreed-upon location, within ten (10) days after the Purchaser notifies the Company of its intention to purchase. The sale of the Ownership Interest shall be complete upon the execution of the required documentation to effectuate the sale as determined by the Company.

3.4. Notwithstanding anything to the contrary herein, the Purchaser shall not have any right to purchase any Ownership Interest hereunder unless the Purchaser exercises its option to purchase pursuant to the terms herein nor shall the Purchaser have the right to purchase any Ownership Interests if the sale to Purchaser will adversely affect the Company’s or Operator Entity’s ability to obtain a liquor license or any other required license to operate or the required approval of any landlord, gaming commission or other governmental authority or violate any securities laws.

4. The Purchaser agrees that it shall, with or without partners, propose the funding and opening of three Beacher’s Clubs in the next three calendar years, with one new location in each of the Target Countries subject to the approval of all such proposed new ventures by Jeffrey Beacher, such approval may be granted or withheld by Jeffrey Beacher in his sole and absolute discretion. In the event that prior to November 6, 2016 the Company or an Operator Entity initiates the funding and opening of any Target Country Beacher’s Club which was approved by Jeffrey Beacher, the Purchaser shall have the option, upon exercising such option, to invest in such Target Countries Beacher’s Club in the same manner as set forth in Section 3 above.

5. Failure to Fully Exercise Options;.

5.1. If the Purchaser does not exercise an option to purchase an Ownership Interest, then future options of the Purchaser to purchase an Ownership Interest shall not terminate.

6. Termination of Agreement.☐

6.1. This Agreement shall terminate upon the occurrence of either of the following:

(i) the sale to an independent third party (the “Purchasing Third Party”) who intends to expand that Brand (such as Cirque du Soleil, Fremantle, SFX, Live Nation or Yucaipa) of ten (10%) or more of stock or other ownership interests, assets or business of the Company or Beacher Holdings, LLC, by merger, consolidation, sale of assets or sale of stock or other ownership interests or otherwise, if and only if the Purchasing Third Party elects to terminate this Agreement, with such election to terminate being delivered to the Purchaser in writing. Should the Agreement be terminated through this Section 6.1(i) (the “6.1(i) Termination”) before November 6, 2014, the Purchaser’s right to purchase a Target Countries Ownership Interest and the exclusive right to propose transactions in the Target Countries shall survive and extend for an additional year from the date of the 6.1(i) Termination.

(ii) the sale of all or substantially all of the stock or other ownership interests, assets or business of the Company or Beacher Holdings, LLC by merger, consolidation, sale of assets or sale of stock or other ownership interests or otherwise. This Agreement shall not apply to any investment received by the Company or Operator Entity from the Company’s or Operator Entities’ landlord or any affiliate of such landlord (the “Landlord(s)”). All investments made by the Landlords in the Company or the Operator Entity whether through capital contributions made to the Company or Operator Entity or work allowances, construction contributions, free rent, construction funding or other rent concessions or investments shall not be considered an investment by a Third Party Investor for purposes of this Agreement and the Purchaser’s option shall not apply to those transactions. The Purchaser further agrees that if the Company or Operator Entity is seeking to raise less than $200,000.00 in capital contributions in the aggregate for a new Beacher’s Club located anywhere except in the Target Countries that this Agreement and the Purchaser’s option set forth herein shall not apply with respect to those Ownership Interests. Third Party Interests shall not include and this Agreement shall not apply to any ownership interests granted or sold to employees, hosts, managers, or consultants of the Company or the Operator Entity.

7. Term

7.1 The Purchaser’s right to purchase any Ownership Interests or any other rights under this Agreement shall expire as follows:

(a) The right to purchase a Worldwide Ownership Interest shall expire on November 6, 2015;

(b) the right to purchase a Target Countries Ownership Interest and the exclusive right to propose transactions in the Target Countries shall expire on November 6, 2016.

8. General.

8.1. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.2. Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Purchaser shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

8.3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada (without reference to the conflicts of law provisions thereof).

8.4. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, c/o Beacher’s Madhouse; Hollywood Roosevelt Hotel; 7000 Hollywood Blvd; Hollywood, CA 90028; Attention: Jeffrey Beacher, or at such other address or addresses as may have been furnished in writing by the Company to the Purchaser; or If to the Purchaser, at 11220 Elm Lane, Suite 203; Charlotte, North Carolina 28277, or at such other address or addresses as may have been furnished to the other parties hereto in writing by the Purchaser to the Company.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Section. All copies of all Notices sent to the Company shall also be sent to Ronald A. Fishman, Esq; Danzig Fishman & Decea, 360 Lexington Avenue; 12th Floor, New York, New York 10017.

8.5. Complete Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter. No amendment, modification or termination of, or waiver under, any provision of this Agreement shall be valid unless in writing and signed by the Company and the Purchaser, and any such amendment, modification or termination shall be binding on all parties hereto.

8.6. Additional Undertakings. The parties hereto hereby agree to take whatever additional action and to execute whatever additional documents any other party may reasonably deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the parties hereto pursuant to the express provisions of this Agreement.

8.7. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

8.8. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by electronic signatures.

8.9. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

IN WITNESS WHEREOF the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

COMPANY:

MADHOUSE WORLDWIDE INVESTMENTS, LLC

By:_____________________________________

Name:☐

Title:

PURCHASER:

CHANTICLEER HOLDINGS, INC.

By: ____________________________________

Name: Michael D. Pruitt

Title: Chief Executive Officer